Exhibit 99.1

                 1-800-FLOWERS.COM(R) Reports Strong
    Revenue and Earnings Growth for its Fiscal 2007 Third Quarter


    -- Net income for the quarter increased 168.4 percent, or $2.6 million, to $1.1 million, or $0.02 per share, compared with a loss of $1.5 million, or ($0.02) per share, in the prior year period. Pro forma EPS*, excluding the effect of stock-based compensation, was $2.0 million, or $0.03 per share

    -- EBITDA* grew to $8.0 million, compared with $735,000 in the prior year period, reflecting the combination of strong revenue growth, increased gross profit margin and enhanced operating expense leverage. (*A reconciliation of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and pro forma EPS to net income and net income per common share, respectively, is included as part of the attached tables.)

    -- Total revenues for the quarter grew 18.8 percent, or $33.8 million to $213.8 million, compared with $180 million in the prior year period, driven by strong growth in the Company's key Consumer Floral, BloomNet Wire Service and Gourmet Food and Gift Baskets categories.

    Business Editors/Retail Writers

    CARLE PLACE, N.Y.--(BUSINESS WIRE)--April 26, 2007--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world's leading florist and a provider of specialty gifts for all occasions, today reported revenue growth of 18.8 percent, or $33.8 million, to $213.8 million for its fiscal third quarter ended April 1, 2007, compared with revenues of $180 million in the prior-year period. This increase was driven by strong growth in the Company's key Consumer Floral, BloomNet Wire Service and Gourmet Food & Gift Basket business categories and included the contribution from Fannie May Confections Brands, which was acquired in May 2006. The strong revenue growth was achieved despite lower year-over-year sales in the Company's Home & Children's Gifts category reflecting management's decision to scale back marketing in this category.

    During the fiscal third quarter, the Company improved its operating expense ratio (excluding depreciation and amortization) by 180 basis points to 36.8 percent compared with 38.6 percent in the prior year period. This reflects strong revenue growth as well as management's focus on leveraging its operating platform. Gross margin for the quarter also improved, increasing 150 basis points to 40.5 percent compared with 39 percent in last year's fiscal third quarter. The Company attributed the improved gross margin to a combination of factors, including enhanced sourcing, pricing initiatives and product mix. Combined with the strong revenue growth, these factors resulted in EBITDA for the quarter of $8.0 million representing an improvement of $7.3 million compared with $735,000 in the prior year period.

    Net income for the quarter increased 168.4 percent, or $2.6 million, to $1.1 million, or $0.02 per share, compared with a loss of $1.5 million, or $0.02 per share, in the prior year period. Pro forma EPS, excluding the effect of stock-based compensation, was $2.0 million, or $0.03 per share. (*A reconciliation of EBITDA and pro forma EPS to net income is included as part of the attached tables.)

    Jim McCann, CEO of 1-800-FLOWERS.COM, said, "We are very pleased with our fiscal third quarter results, particularly with the continued improvement in our year-over-year bottom-line performance. This reflects the combination of strong revenue growth in our three key business categories - Consumer Floral, BloomNet Wire Service and Gourmet Food and Gift Baskets - as well as further improvements in our gross margin and operating expense ratio." McCann said that the strong top- and bottom-line results for the quarter illustrated the effectiveness of the Company's online and offline marketing programs as well as its "good-better-best" merchandising strategy that features an increasing number of "signature" gift items, particularly in its Consumer Floral business. In this category, McCann noted that the Company grew its e-commerce revenues by approximately 10 percent, thereby extending its industry leading position. "Furthermore, it's worth noting that we achieved solid revenue growth and improved profitability in our Consumer Floral business despite the impact of inclement weather experienced throughout much of the Midwest and Eastern portions of the country during the important Valentine's holiday," he said.

    During the quarter, the Company also achieved double-digit revenue growth in its BloomNet Wire Service and Gourmet Food and Gift Basket categories. "Our BloomNet Wire Service business continues to gain momentum as top quality florists throughout the country embrace our value proposition," said McCann. BloomNet sales for the period increased approximately 39 percent to $12.7 million and gross profit margin improved 190 basis points to 51.9 percent. During the quarter, the Company introduced several new products and services designed to help its BloomNet florists enhance their revenue growth and profitability, including web hosting and a point-of-sale store management system.

    Revenues in the Company's Gourmet Food and Gift Basket business grew more than 150 percent, or $21.4 million, to $35.6 million during the quarter, benefiting from continued double-digit growth in its Cheryl&Co. and The Popcorn Factory brands as well as an incremental contribution of $17.3 million from the Fannie May Confections business acquired in May of last year.

    In its Home and Children's Group category, McCann said the Company continued to take proactive steps to improve the performance of this business. "During the quarter, we strengthened the management team, improved the creative look and feel of the catalogs and revised the circulation plans for all titles to place more focus on the category's existing customer base. As a result of these and other changes we are implementing, we have begun to see improvements in customer response rates and bottom-line performance. To augment these efforts and help in our analysis and planning, we have hired a consulting firm with specific expertise in the direct-to-consumer/catalog space. In addition, through their investment banking capabilities, they will assist us in evaluating all of our strategic options for this business," said McCann.

    In terms of its key customer metrics, the Company said more than 2 million e-commerce customers placed orders during the fiscal third quarter of which 59 percent were repeat customers. During the period, the Company cost effectively attracted more than 830,000 new customers. These customer metrics reflect the Company's ability to leverage its unique collection of assets across all of its business categories and brands, including its database of more than 25 million customers, its floral-category brand leadership and its extensive online and offline marketing programs

    CATEGORY RESULTS:

    FLORAL:

    -- 1-800-FLOWERS.COM Consumer Floral: During the fiscal 2007 third quarter, revenues in this category increased 8.9 percent to $139.9 million compared to $128.6 million in the prior year period. E-commerce revenues for the category increased 9.6 percent. Gross margin for the quarter increased 120 basis points to 38.5 percent compared with 37.3 percent in last year's third quarter. Reflecting strong revenue and margin growth and improved operating leverage, Category EBITDA improved 34 percent to $19.1 million compared with $14.3 million in the prior year period. The Company defines Category EBITDA as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.

    -- BloomNet Wire Service: Revenues increased 38.9 percent to $12.7 million compared with $9.2 million in the year ago period. Gross margin increased 190 basis points to 51.9 percent compared with 50 percent in the prior year period. Category EBITDA increased 70.2 percent to $3.8 million compared with $2.3 in last year's third quarter, reflecting the growth in florist membership and product and service offerings compared with the prior year.

    SPECIALTY BRANDS:

    -- Gourmet Food and Gift Baskets: Revenues increased 151 percent to $35.6 million compared with $14.2 million in the prior year period. Gross margin increased 70 basis points to 43.2 percent compared with 42.5 percent in the year ago first quarter. Category EBITDA increased to $1.8 million compared with a loss of $1.6 million in the prior year period. Results in this category reflect revenue contribution of $17.3 million from the Fannie May Confections Brands business which was acquired in May 2006. Excluding the Fannie May contribution, revenues in this category increased more than 25 percent compared with the prior year.

    -- Home and Children's Gifts: Revenues declined 7.1 percent to $26.3 million compared with $28.4 million in the prior year period. The lower revenues reflect management's planned reduction in marketing as the Company focuses on improving profitability. Gross margin was essentially unchanged at 39.9 percent compared with 40 percent in the same period last year. Category EBITDA was a loss of $3.2 million compared with a loss of $2.7 million in the prior year period.

    Company Guidance:

    The Company reiterated its guidance for fiscal 2007 which calls for growth of more than 100 percent in EBITDA and EPS reflecting its stated focus on achieving continued improvements in gross margin and operating leverage. The Company said it anticipates total revenue growth for fiscal 2007 at the low end of its original guidance range of approximately 17-to-20 percent, reflecting the lower sales in its Home and Children's Group. Regarding its current fiscal fourth quarter, which includes the spring holiday season featuring Mother's Day, the Company expects the period will represent approximately 25-to-27 percent of full-year revenues.

    Definitions:

    Pro Forma EPS: To supplement its consolidated financial statements presented in accordance with GAAP, the Company has presented pro forma EPS. The Company defines pro forma EPS as net income per common share excluding stock-based compensation expense, net of the related tax effect, as calculated under FAS No. 123R. The Company believes pro forma EPS provides a meaningful measure of year-to-year period comparative performance; however, its use and corresponding per share results do not lessen the importance of net income per common share.

    EBITDA: Net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

    About 1-800-FLOWERS.COM(R)

    For more than 30 years, 1-800-FLOWERS.COM Inc. - "Your Florist of Choice(R)" - has been providing customers around the world with the freshest flowers and finest selection of plants, gift baskets, gourmet foods, confections and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight "Fresh From Our Growers(sm)." Customers can "call, click or come in" to shop 1-800-FLOWERS.COM twenty four hours a day, 7 days a week at 1-800-356-9377 or www.1800flowers.com. Sales and Service Specialists are available 24/7, and fast and reliable delivery is offered same day, any day. As always, 100 percent satisfaction and freshness are guaranteed. The 1-800-FLOWERS.COM collection of brands also includes home decor and children's gifts from Plow & Hearth(R) (1-800-627-1712 or www.plowandhearth.com), Problem Solvers(R) (www.problemsolvers.com), Wind & Weather(R) (www.windandweather.com), Madison Place(R) (www.madisonplace.com), HearthSong(R) (www.hearthsong.com) and Magic Cabin(R) (www.magiccabin.com); gourmet gifts including popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.(R) (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May Confections Brands(R) (www.fanniemay.com and www.harrylondon.com); gourmet foods from GreatFood.com(R) (www.greatfood.com); wine gifts from Ambrosia.com (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM(R) (www.1800baskets.com) and the BloomNet(R) international floral wire service, which provides quality products and diverse services to a select network of florists. 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ market under ticker symbol FLWS.

    Special Note Regarding Forward-Looking Statements:

    The statements in this press release regarding the Company's fiscal 2007 third quarter results includes comments regarding current and future expectations involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to achieve its revenue and profitability growth guidance for fiscal 2007; its ability to improve operating leverage and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to cost effectively acquire and retain customers; its ability to implement changes and improve the performance of its Home and Children's Group; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce investment for catalog prospecting and improve profitability at its Home and Children's Group business category; its ability to cost efficiently manage inventories; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

    Conference Call:

    The Company will conduct a conference call to discuss the attached financial results today, Thursday, April 26, 2007 at 11:00 a.m. ET. The call will be "web cast" live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site. An indexed recording of the call will be posted on the Investor Relations section of the Company's web site within 2 hours of the call's completion. A replay of the call can be accessed via telephone for twenty four hours beginning at 1:00 p.m. (EDT) on 4/26/07 at:
1-888-286-8010 (domestic) or 1-617-801-6888 (international). Enter pass code #25023871.

   (Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.)



               1-800-FLOWERS.COM, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                            (In thousands)

                                                  April 1,    July 2,
                                                    2007       2006
                                                 ----------- ---------
                                                 (unaudited)
Assets
Current assets:
     Cash and equivalents                           $10,158   $24,599
     Receivables, net                                21,750    13,153
     Inventories                                     66,343    52,954
     Deferred tax assets                             25,562    17,427
     Prepaid and other                               11,534    10,347
                                                 ----------- ---------
     Total current assets                           135,347   118,480

Property, plant and equipment, net                   62,575    59,732
Goodwill                                            105,571   131,141
Other intangibles, net                               53,414    29,822
Deferred income taxes                                     -     6,224
Other assets                                          1,474     1,235
                                                 ----------- ---------
    Total assets                                   $358,381  $346,634
                                                 =========== =========

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable and accrued expenses          $63,341   $63,870
     Current maturities of long-term debt and
      obligations under capital leases               20,013    10,360
                                                 ----------- ---------
     Total current liabilities                       83,354    74,230

Long-term debt and obligations under capital
 leases                                              70,606    78,063
Deferred tax liabilities                              9,735         -
Other liabilities                                     2,014     1,158
                                                 ----------- ---------
     Total liabilities                              165,709   153,451
Total stockholders' equity                          192,672   193,183
                                                 ----------- ---------
Total liabilities and stockholders' equity         $358,381  $346,634
                                                 =========== =========




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
            Consolidated Statements of Income (Unaudited)
              (In thousands, except for per share data)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               April 1,  April 2,  April 1,  April 2,
                                 2007      2006      2007       2006
                               --------- --------- --------- ---------

Net revenues:
  E-commerce (combined online
   and telephonic)             $175,592  $161,820  $555,010  $520,959
  Other                          38,187    18,197   125,767    49,652
                               --------- --------- --------- ---------

       Total net revenues       213,779   180,017   680,777   570,611

Cost of revenues                127,092   109,743   387,299   329,319
                               --------- --------- --------- ---------

Gross profit                     86,687    70,274   293,478   241,292

Operating expenses:
  Marketing and sales            59,023    53,188   200,430   179,286
  Technology and development      5,469     5,170    15,831    14,736
  General and administrative     14,198    11,181    41,472    32,174
  Depreciation and
   amortization                   4,447     3,877    13,025    11,210
                               --------- --------- --------- ---------

       Total operating
        expenses                 83,137    73,416   270,758   237,406
                               --------- --------- --------- ---------

Operating income (loss)           3,550    (3,142)   22,720     3,886

Other income (expense):
   Interest income                  203       474       794       830
   Interest expense              (1,551)      (96)   (5,804)     (293)
   Other                              1       137         5         -
                               --------- --------- --------- ---------

Total other income (expense),
 net                             (1,347)      515    (5,005)      537
                               --------- --------- --------- ---------

Income (loss) before income
 taxes                            2,203    (2,627)   17,715     4,423
Income tax expense (benefit)      1,150    (1,087)    7,159     2,253
                               --------- --------- --------- ---------

Net income (loss)                $1,053   ($1,540)  $10,556    $2,170
                               ========= ========= ========= =========

Basic and diluted net income
 (loss) per common share:         $0.02    ($0.02)    $0.16     $0.03
                               ========= ========= ========= =========
Weighted average shares used
 in the calculation of net
 income (loss) per common
 share:
          Basic                  62,358    65,092    64,216    65,082
                               ========= ========= ========= =========
          Diluted                64,284    65,092    65,475    66,399
                               ========= ========= ========= =========




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
                Consolidated Statements of Cash Flows
                            (In thousands)
                             (unaudited)

                                                     Nine Months Ended
                                                     -----------------
                                                     April 1, April 2,
                                                       2007     2006
                                                     -------- --------

Operating activities
Net income                                           $10,556   $2,170
Reconciliation of net income to net cash provided by
 operations:
  Depreciation and amortization                       13,025   11,210
  Deferred income taxes                                7,824    1,983
  Bad debt expense                                     1,111      361
  Stock based compensation                             3,386    3,058
  Other non-cash items                                    72      277
  Changes in operating items:
       Receivables                                    (9,708)  (2,216)
       Inventories                                   (13,881) (12,520)
       Prepaid and other                              (1,187)  (3,598)
       Accounts payable and accrued expenses            (529)  (2,406)
       Other assets                                     (867)       3
       Other liabilities                                 856      (93)
                                                     -------- --------

 Net cash provided by operating activities            10,658   (1,771)

Investing activities
Acquisitions, net of cash acquired                      (347)  (4,959)
Dispositions                                           1,112        -
Capital expenditures                                 (13,565) (17,045)
Proceeds from sale of investments                          -    6,647
Other                                                    (36)     (63)
                                                     -------- --------

 Net cash used in investing activities               (12,836) (15,420)
Financing activities
Acquisition of treasury stock                        (15,722)  (1,324)
Proceeds from employee stock options                   1,269      321
Proceeds from bank borrowings                         95,000   20,000
Repayment of notes payable and bank borrowings       (92,433) (22,147)
Repayment of capital lease obligations                  (377)  (1,037)
                                                     -------- --------

 Net cash used in financing activities               (12,263)  (4,187)
                                                     -------- --------

Net change in cash and equivalents                   (14,441) (21,378)
Cash and equivalents:
  Beginning of period                                 24,599   39,961
                                                     -------- --------

  End of period                                      $10,158  $18,583
                                                     ======== ========




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
                         Category Information
                            (in thousands)
                             (unaudited)

                   Three Months Ended           Nine Months Ended
               --------------------------- ---------------------------
               April 1,  April 2,     %    April 1,  April 2,     %
                 2007      2006    Change    2007      2006    Change
               --------- --------- ------- --------- --------- -------

Net revenues:
 1-800-
  Flowers.com
  Consumer
  Floral       $139,943  $128,562     8.9% $337,077  $308,137     9.4%
 BloomNet Wire
  Service        12,743     9,177    38.9%   29,549    20,318    45.4%
 Gourmet Food
  & Gift
  Baskets        35,617    14,188   151.0%  166,691    85,139    95.8%
 Home &
  Children's
  Gifts          26,338    28,354   (7.1%)  148,908   157,199   (5.3%)
 Corporate (*)      439       658  (33.3%)    2,235     2,557  (12.6%)
 Intercompany
  eliminations   (1,301)     (922)   41.1%   (3,683)   (2,739) (34.5%)
               --------- ---------         --------- ---------
Total net
 revenues      $213,779  $180,017    18.8% $680,777  $570,611    19.3%
               ========= =========         ========= =========




                    Three Months Ended          Nine Months Ended
                 ------------------------- ---------------------------
                 April 1, April 2,    %    April 1,  April 2,     %
                   2007     2006   Change    2007      2006    Change
                 -------- -------- ------- --------- --------- -------

Gross profit:
 1-800-
  Flowers.com
  Consumer
  Floral         $53,931   47,982    12.4% $130,808  $116,532    12.3%
                    38.5%    37.3%             38.8%     37.8%

 BloomNet Wire
  Service          6,612    4,589    44.1%   16,489    10,698    54.1%
                    51.9%    50.0%             55.8%     52.7%

 Gourmet Food &
  Gift Baskets    15,392    6,028   155.3%   76,585    39,407    94.3%
                    43.2%    42.5%             45.9%     46.3%

 Home &
  Children's
  Gifts           10,520   11,350   (7.3%)   68,527    73,407   (6.6%)
                    39.9%    40.0%             46.0%     46.7%

 Corporate (*)       268      395  (32.2%)    1,208     1,434  (15.8%)
                    61.0%    60.0%             54.0%     56.1%

 Intercompany
  eliminations       (36)     (70)             (139)     (186)
                 -------- --------         --------- ---------
Total gross
 profit          $86,687  $70,274    23.4% $293,478  $241,292    21.6%
                 ======== ========         ========= =========
                    40.5%    39.0%             43.1%     42.3%
                 ======== ========         ========= =========




                     Three Months Ended         Nine Months Ended
                  ------------------------- --------------------------
                  April 1, April 2,    %    April 1, April 2,    %
                    2007     2006   Change    2007     2006   Change
                  -------- -------- ------- -------- -------- --------

Category
 Contribution
 Margin:
 1-800-
  Flowers.com
  Consumer Floral $19,093  $14,250    34.0% $40,194  $29,441     36.5%
 BloomNet Wire
  Service           3,835    2,253    70.2%   8,793    4,449     97.6%
 Gourmet Food &
  Gift Baskets      1,827   (1,614)  213.2%  25,547    7,548    238.5%
 Home &
  Children's
  Gifts            (3,218)  (2,667) (20.7%)  (1,435)   6,622  (121.7%)
                  -------- --------         -------- --------
Category
 Contribution
 Margin Subtotal   21,537   12,222    76.2%  73,099   48,060     52.1%
 Corporate (*)    (13,540) (11,487) (17.9%) (37,354) (32,964)  (13.3%)
                  -------- --------         -------- --------
EBITDA             $7,997     $735   988.0% $35,745  $15,096    136.8%
                  ======== ========         ======== ========




(*) Corporate expenses consist of the Company's enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company's infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
        Appendix A - Reconciliations of Historical Information
                            (In thousands)
                             (unaudited)

Reconciliation of Net Income to EBITDA:

                                  Three Months Ended Nine Months Ended
                                  ------------------ -----------------
                                  April 1,  April 2, April 1, April 2,
                                    2007      2006     2007     2006
                                  --------  -------- -------- --------

Net income (loss)                  $1,053   ($1,540) $10,556   $2,170
Add:
   Interest expense                 1,551        96    5,804      293
   Depreciation and amortization    4,447     3,877   13,025   11,210
   Income tax expense (benefit)     1,150    (1,087)   7,159    2,253
Less:
   Interest income                    203       474      794      830
   Other income                         1       137        5        -
                                  --------  -------- -------- --------

EBITDA                             $7,997      $735  $35,745  $15,096
                                  ========  ======== ======== ========




Reconciliation of Net Income (Loss) Per Common Share to Pro Forma Net
 Income (Loss) Per Common Share:

                                  Three Months Ended Nine Months Ended
                                  ------------------ -----------------
                                  April 1,  April 2, April 1, April 2,
                                    2007      2006     2007     2006
                                  --------  -------- -------- --------

Net income (loss)                  $1,053   ($1,540) $10,556   $2,170
Add: Stock-based compensation
 expense, net of tax                  965       719    2,375    2,265
                                  --------  -------- -------- --------

Income (loss) before stock-based
 compensation expense              $2,018     ($821) $12,931   $4,435
                                  ========  ======== ======== ========



Basic and diluted net income
 (loss) per common share            $0.02    ($0.02)   $0.16    $0.03
Add: Stock-based compensation
 expense, per basic and diluted
 common share                       $0.01     $0.01    $0.04    $0.04
                                  --------  -------- -------- --------
Basic and diluted net income
 (loss) per common share before
 stock-based compensation expense   $0.03    ($0.01)   $0.20    $0.07
                                  ========  ======== ======== ========

    CONTACT: Investors:
             Joseph D. Pititto, 516-237-6131
             invest@1800flowers.com
             OR
             Media:
             Steven Jarmon, 516-237-4675
             sjarmon@1800flowers.com